[CONFORMED COPY]

                           STOCK PURCHASE AGREEMENT

                                    Among

                            EFRATOM HOLDING, INC.,

                               BALL CORPORATION

                                     and

                                  DATUM INC.

                                 dated as of

                               October 20, 1994


                              TABLE OF CONTENTS

          ARTICLE I      PURCHASE AND SALE OF STOCK . . . . . .    2
                         1.1  Transfer of Stock . . . . . . . .    2
                         1.2  Consideration . . . . . . . . . .    2
                         1.3  Adjustment with Respect to Purchaser
                               Shares  . . . . . . . . . . . .     2
                         1.4  Purchase Price Adjustment . . . .    3
                         1.5  The Closing . . . . . . . . . . .    5
                         1.6  Further Assurances  . . . . . . .    7

          ARTICLE II     REPRESENTATIONS AND WARRANTIES OF
                         SELLER . . . . . . . . . . . . . . . .    7
                         2.1  Corporate Organization  . . . . .    8
                         2.2  Capital Stock . . . . . . . . . .    8
                         2.3  Ownership of Stock  . . . . . . .    8
                         2.4  Authorization, Etc. . . . . . . .    8
                         2.5  Financial Statements  . . . . . .    9
                         2.6  No Approvals or Conflicts . . . .   10
                         2.7  Compliance with Law; Governmental
                               Authorizations . . . . . . . . .   11
                         2.8  Litigation  . . . . . . . . . . .   11
                         2.9  Title to Assets . . . . . . . . .   11
                         2.10 Absence of Certain Changes . . .    12
                         2.11 Taxes  . . . . . . . . . . . . .    13
                         2.12 Employee Benefits  . . . . . . .    14
                         2.13 Labor Relations  . . . . . . . .    15
                         2.14 Patents, Trademarks, Trade Names,
                               Etc.  . . . . . . . . . . . . .    16
                         2.15 Contracts  . . . . . . . . . . .    17
                         2.16 Environmental Matters  . . . . .    17
                         2.17 Insurance  . . . . . . . . . . .    17
                         2.18 Real Property  . . . . . . . . . .  18
                         2.19 Proxy Statement  . . . . . . . . .  18
                         2.20 Investment Intent  . . . . . . .    18
                         2.21 No Brokers' or Other Fees  . . .    19

          ARTICLE III    REPRESENTATIONS AND WARRANTIES OF
                         PURCHASER  . . . . . . . . . . . . . .   19
                         3.1  Organization  . . . . . . . . . .   19
                         3.2  Capital Stock . . . . . . . . . .   19
                         3.3  Authorization, Etc. . . . . . . .   20
                         3.4  No Approvals or Conflicts . . . .   20
                         3.5  Purchaser SEC Reports; Financial
                               Statements  . . . . . . . . . . .  21
                         3.6  Compliance with Law; Governmental
                               Authorizations . . . . . . . . .   22
                         3.7  Litigation  . . . . . . . . . . .   22
                         3.8  Title to Assets . . . . . . . . .   22
                         3.9  Absence of Certain Changes  . . .   23
                         3.10  Taxes  . . . . . . . . . . . . .   24
                         3.11  Employee Benefits  . . . . . . .   24
                         3.12  Labor Relations  . . . . . . . .   25
                         3.13  Patents, Trademarks, Trade Names,
                                Etc.  . . . . . . . . . . . . .   26
                         3.14  Contracts  . . . . . . . . . . .   26
                         3.15  Environmental Matters  . . . . .   27
                         3.16  Insurance  . . . . . . . . . . .   27
                         3.17  Acquisition for Investment . . .   27
                         3.18  Financing  . . . . . . . . . . .   27
                         3.19  Stock Issuable to Parent or Seller 28
                         3.20  Proxy Statement  . . . . . . . .   28
                         3.21  Officer and Director Shares  . . . 28
                         3.22  No Brokers' or Other Fees  . . .   29

          ARTICLE IV     CONDITIONS TO SELLER'S OBLIGATIONS . .   29
                         4.1  Representations and Warranties  .   29
                         4.2  Performance . . . . . . . . . . .   29
                         4.3  Officer's Certificate . . . . . .   29
                         4.4  No Changes  . . . . . . . . . . .   29
                         4.5  Other Agreements  . . . . . . . .   29
                         4.6  HSR Act . . . . . . . . . . . . .   30
                         4.7  Injunctions . . . . . . . . . . .   30
                         4.8  Nasdaq  . . . . . . . . . . . . .   30
                         4.9  Stockholder Approval  . . . . . .   30
                         4.10  Consents . . . . . . . . . . . .   30

          ARTICLE V      CONDITIONS TO PURCHASER'S OBLIGATIONS    30
                         5.1  Representations and Warranties  .   31
                         5.2  Performance . . . . . . . . . . .   31
                         5.3  Officer's Certificate . . . . . .   31
                         5.4  Other Agreements  . . . . . . . .   31
                         5.5  No Changes  . . . . . . . . . . .   31
                         5.6  Resignation of Directors  . . . .   31
                         5.7  HSR Act . . . . . . . . . . . . .   31
                         5.8  Injunctions . . . . . . . . . . .   31
                         5.9  Stockholder Approval  . . . . . .   32
                         5.10  Consents . . . . . . . . . . . .   32
                         5.11  Financing  . . . . . . . . . . . . 32
                         5.12  Actual or Threatened Litigation  . 32

          ARTICLE VI     COVENANTS AND AGREEMENTS . . . . . . .   32
                         6.1  Conduct of Business . . . . . . .   32
                         6.2  Transactions Regarding Purchaser
                               Common Stock . . . . . . . . . .   34
                         6.3  Delivery of Periodic Reports  . .   35
                         6.4  Access to Books and Records . . .   35
                         6.5  Filings and Consents  . . . . . .   35
                         6.6  Tax Matters . . . . . . . . . . .   36
                         6.7  WARN Act  . . . . . . . . . . . .   39
                         6.8  Supplements to Disclosure Schedule  40
                         6.9  Intercompany Indebtedness . . . .   40
                         6.10  Covenant to Satisfy Conditions .   41
                         6.11  Continuation of Employee Welfare and
                                 Retirement Benefits  . . . . .   41
                         6.12  Indemnity for Employee Covenants   42
                         6.13  Use of "Ball" Name . . . . . . .   42
                         6.14  Nasdaq . . . . . . . . . . . . .   42
                         6.15  Proxy Statement; Stockholder
                                Approval; Financial Statements . .42
                         6.16  Consents to Assignment and Release
                                of Certain Obligation . . . . . . 43
                         6.17  Assignments and Novations of
                               Government Contracts . . . . . . . 44
                         6.18  Exclusivity. . . . . . . . . . . . 45

          ARTICLE VII    TERMINATION  . . . . . . . . . . . . .   45
                         7.1  Termination . . . . . . . . . . .   45
                         7.2  Procedure and Effect of Termination 46

          ARTICLE VIII   INDEMNIFICATION  . . . . . . . . . . .   47
                         8.1  Indemnification . . . . . . . . .   47

          ARTICLE IX     MISCELLANEOUS  . . . . . . . . . . . .   50
                         9.1  Fees and Expenses . . . . . . . .   50
                         9.2  Governing Law . . . . . . . . . .   51
                         9.3  Amendment . . . . . . . . . . . .   51
                         9.4  No Assignment . . . . . . . . . .   51
                         9.5  Waiver  . . . . . . . . . . . . .   51
                         9.6  Notices . . . . . . . . . . . . .   51
                         9.7  Complete Agreement  . . . . . . .   53
                         9.8  Counterparts  . . . . . . . . . .   53
                         9.9  Publicity . . . . . . . . . . . .   53
                         9.10  Headings . . . . . . . . . . . .   53
                         9.11  Knowledge  . . . . . . . . . . .   53
                         9.12  Severability . . . . . . . . . .   53
                         9.13  Third Parties  . . . . . . . . .   54


                           STOCK PURCHASE AGREEMENT

                    This Stock Purchase Agreement (this
          "Agreement"), dated as of October 20, 1994, is entered into by and among Ball Corporation, an Indiana corporation ("Parent"), Efratom Holding, Inc., a Colorado corporation and wholly owned subsidiary of Parent ("Seller"), and Datum Inc., a Delaware corporation ("Purchaser").

                    WHEREAS, Parent is the owner of (i) all of the outstanding shares of common stock, no par value per share (the "Company Shares"), of Efratom Time and Frequency Products, Inc., a Colorado corporation (the "Company") and
          (ii) all of the outstanding shares of common stock (other than as set forth in Section 2.2 of the Disclosure Schedule (as defined herein) (the "Efratom Germany Shares") of Ball Efratom Elektronik GmbH, a corporation organized under the laws of the Republic of Germany ("Efratom Germany") (the Company Shares and Efratom Germany Shares being collectively referred to herein as the "Shares"); and

                    WHEREAS, prior to the Closing (as defined herein), Parent intends to transfer the assets, liabilities and business of the Ball Efratom business unit of the Ball Aerospace and Communications Group other than the Efratom Germany Shares to the Company pursuant to an Assignment and Assumption Agreement between Parent and the Company (the "Assignment and Assumption Agreement") (such business unit, including Efratom Germany, is referred to herein as the "Efratom Business Unit" and the business of the Efratom Business Unit is referred to herein as the "Business"); and

                    WHEREAS, after such transfer and prior to the Closing, Parent intends to transfer all of the Shares to Seller; and

                    WHEREAS, Purchaser desires to purchase and Seller desires to sell the Shares upon the terms and conditions set forth herein.

                    NOW, THEREFORE, in consideration of the
          foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF STOCK

                    1.1 Transfer of Stock. On the Closing Date (as defined in Section 1.5) and subject to the terms and conditions set forth in this Agreement, Seller will sell, assign, transfer and deliver to Purchaser the Shares, free and clear of all options, pledges, security interests, voting trust or similar arrangements, liens, charges or other encumbrances or restrictions on voting or transfer ("Encumbrances"), other than the restrictions imposed by Federal and state securities laws.

                    1.2  Consideration.  On the Closing Date and
          subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery of the Shares, Purchaser will (a) pay to Seller $15 million in cash by wire transfer of immediately available funds to an account designated by Seller and (b) deliver to Seller certificates representing the number of shares (rounded up to the next whole share) (the "Purchaser Shares") of common stock, par value $.25 per share, of Purchaser (the "Common Stock") determined as set forth below and registered in the name of Seller or its designee. The number of Purchaser Shares shall be that number which equals $11.5 million divided by the average of the per share closing sale price as reported on the Nasdaq National Market System for the ten consecutive trading days ending on the trading day immediately prior to the date of the Stockholders Action (as defined in Section 6.15) (the "Average Closing Price"); provided, however, that if such Average Closing Price is less than $ 7.00, such divisor shall be $7.00, and if such Average Closing Price is greater than $9.00, such divisor shall be $9.00.

                    1.3  Adjustment with Respect to Purchaser
          Shares. In the event that, on or after the date hereof, Purchaser declares or pays any cash dividend with respect to the outstanding Common Stock, payable or distributable to holders of record of shares of Common Stock on or prior to the Closing Date, then at the Closing, Purchaser shall deliver to Seller, together with the Purchaser Shares, such cash as Seller would have received pursuant to such dividend had Seller been the holder of record of the Purchaser Shares on the record date applicable to such dividend. In addition, after the Closing, Purchaser shall deliver to Seller, contemporaneously with the delivery to other holders of Common Stock, all other cash distributed with respect to the outstanding Common Stock to holders of record of shares of Common Stock on or after the date hereof not previously delivered to Seller pursuant to the foregoing provision.

                    1.4 Purchase Price Adjustment. (a) As soon as practicable, but in no event later than 60 days following the Closing Date (as hereinafter defined), Seller shall prepare a Combined Statement of Adjusted Working Capital of the Company and Efratom Germany as of the close of business on the Closing Date (including the notes thereto, the "Closing Date Statement"). The Closing Date Statement shall present the combined amount of the Company's and Efratom Germany's current assets, less the combined amount of the Company's and Efratom Germany's current liabilities as of the close of business on the Closing Date, plus the net investment in fixed assets of the Efratom Business Unit, the Company and Efratom Germany from August 7, 1994 to the close of business on the Closing Date (the "Net Working Capital Amount") and shall be prepared with respect to such items on a basis consistent with the Unaudited Special-Purpose Balance Sheet (as defined in
          Section 2.5).

                         (b)  During the preparation of the Closing
          Date Statement and the period of any dispute within the contemplation of this Section 1.4, Purchaser shall cause the Company to (i) provide Parent and Seller and Parent's authorized representatives with access to the books, records, facilities and employees of the Company and Efratom Germany, (ii) provide Parent as promptly as practicable after the Closing Date (but in no event later than 15 days after the Closing Date) with financial information for the period ending on the Closing Date and
          (iii) cooperate with Parent and Parent's authorized representatives, including the provision on a timely basis of all information necessary or useful in preparing the Closing Date Statement.

                         (c)  Parent shall deliver a copy of the
          Closing Date Statement, together with the work papers used in the preparation thereof, to Purchaser promptly after it has been prepared and in no event later than 60 days after the Closing Date. After receipt of the Closing Date Statement, Purchaser shall have 30 days to review the Closing Date Statement, together with the work papers used in the preparation thereof. Purchaser and its authorized representatives shall have full access to all relevant books and records, employees and accountants of Parent to the extent required to complete their review of the Closing Date Statement. Unless Purchaser delivers written notice to Parent on or prior to the 30th day after Purchaser's receipt of the Closing Date Statement specifying in reasonable detail all disputed items and the basis therefor, Purchaser shall be deemed to have accepted and agreed to the Closing Date Statement. If Purchaser so notifies Parent of its objection to the Closing Date Statement on the grounds that such statement was not prepared on a basis consistent with the Unaudited Special-Purpose Balance Sheet, Purchaser and Parent shall, within 30 days following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If following resolution of any disputed amounts there do not remain in dispute amounts the aggregate net effect of which exceeds $25,000, then one-half of all amounts remaining in dispute shall be deemed to have been resolved in favor of the Closing Date Statement delivered by Parent to Purchaser.

                         (d)  If, at the conclusion of the
          Resolution Period, the aggregate net effect of all amounts remaining in dispute exceeds $25,000, then all amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors") selected by Parent and Purchaser within 10 days after the expiration of the Resolution Period. If Parent and Purchaser are unable to agree on the Neutral Auditors, Parent and Purchaser shall each have the right to request the American Arbitration Association to appoint the Neutral Auditors who shall not have had a material relationship with Parent, Purchaser or any of their respective affiliates within the past two years. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Parent and Purchaser. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by Parent and Purchaser, and not by independent review, only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of their selection, whether or not such presentations by Parent and Purchaser have been made within such period, and shall be set forth in a written statement delivered to Parent and Purchaser and shall be final, binding and conclusive. The term "Adjusted Closing Date Statement," as hereinafter used, shall mean the definitive Closing Date Statement agreed to by Purchaser and Parent in accordance with
          Section 1.4(c) or the definitive Closing Date Statement resulting from the determinations made by the Neutral Auditors in accordance with this Section 1.4(d) (in addition to those items theretofore agreed to by Parent and Purchaser), in each case prepared in the manner set forth in the last sentence of Section 1.4(a) hereof.

                         (e)  The Purchase Price shall be increased
          or decreased, as the case may be, dollar for dollar, to the extent the Net Working Capital Amount reflected in the Adjusted Closing Date Statement is greater than or less than, respectively, the net amount of the current assets of the Efratom Business Unit less the current liabilities of the Efratom Business Unit reflected on the Unaudited Special-Purpose Balance Sheet by an amount in excess of $50,000. The amount of any increase to or reduction of the Purchase Price pursuant to this Section 1.4 shall bear interest from the Closing Date through the date of payment at the publicly announced base interest rate of First National Bank of Chicago in effect from time to time from the Closing Date to the date of such payment. The amount of any increase to or reduction of the Purchase Price pursuant to this Section 1.4(e), together with interest thereon, shall be paid by wire transfer in immediately available funds to the account specified by Seller or Purchaser, as the case may be, within five business days after the Adjusted Closing Date Statement is agreed to by Parent and Seller or any remaining disputed items are ultimately determined by the Neutral Auditors.

                    1.5 The Closing. The closing (the "Closing") of the transactions contemplated in this Agreement shall take place at the offices of Stradling, Yocca, Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660-6441, at 9:00 a.m., local time, on the first business day following the satisfaction or waiver of all of the conditions set forth in Articles IV and V hereof (the "Closing Date"), or at such other place and time as may be agreed upon by Parent and Purchaser.

                         (a)  Deliveries by Seller.  At or prior to
          the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

                              (i)  certificates evidencing the
               Shares, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Purchaser and otherwise in a form acceptable for transfer on the books of the Company or Efratom Germany, as the case may be;

                             (ii)  an executed copy of the
               Stockholders Agreement (as defined in
               Section 3.19) and a Services Agreement between Purchaser and Parent, dated as of the Closing Date, substantially in the form of Exhibit B hereto (the "Services Agreement"); and

                            (iii)  all other previously
               undelivered documents required to be delivered by Seller to Purchaser at or prior to the Closing Date in connection with the transactions contemplated hereby.

                         (b)  Deliveries by Purchaser.  At or prior
          to the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

                              (i)  $15 million by wire transfer
               of immediately available funds to an account designated by Seller;

                             (ii)  certificates evidencing the
               Purchaser Shares, which certificates shall be registered in such names and amounts as Seller shall designate;

                            (iii)  an executed copy of the
               Stockholders Agreement and the Services
               Agreement; and

                             (iv)  all other previously
               undelivered documents required to be delivered by Purchaser to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby.

                         (c)  All instruments and documents executed
          and delivered to Purchaser pursuant hereto shall be in form and substance, and shall be executed in a manner reasonably satisfactory to Purchaser. All instruments and documents executed and delivered to Seller and Parent pursuant hereto shall be in form and substance, and shall be executed in a manner reasonably satisfactory to Seller.

                    1.6  Further Assurances.  After the Closing,
          each party hereto shall from time to time, at the request of the other party and without further cost or expense to such other party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in Purchaser good and valid title to the Shares and in Seller or its designees, as applicable, good and valid title to the Purchaser Shares.


                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLER

                    Seller and Parent, jointly and severally, represent and warrant to Purchaser as follows:

                    2.1 Corporate Organization. Each of Parent, Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. The Company has full corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except jurisdictions in which the failure to be so qualified or licensed would not have a material adverse effect on the business, operations or financial condition of the Efratom Business Unit or the Company and the Subsidiaries (as defined below) considered as a single enterprise (hereinafter referred to as a "Material Adverse Effect"). Seller has delivered to Purchaser complete and correct copies of the Articles of Incorporation and all amendments thereto to the date hereof (or comparable governing document), and the By-laws (or comparable governing document) as presently in effect of the Company and each Subsidiary. Except for Ball Efratom Corporation Limited, a corporation organized under the laws of the United Kingdom ("Efratom UK") which will be a subsidiary of the Company on or before the Closing Date, and except as set forth in Section 2.1 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any partnership, joint venture or other business. Efratom UK and Efratom Germany are collectively referred to herein as the "Subsidiaries."

                    2.2  Capital Stock.  The authorized capital
          stock of the Company consists of 1,000,000 shares of common stock, no par value per share, of which only the Company Shares are issued and outstanding and no other shares of any other class or series of capital stock are issued and outstanding. All of the outstanding shares of capital stock of Efratom UK (the "Subsidiary Shares") will be, as of the Closing Date, owned by the Company. Except as set forth in Section 2.2 of the disclosure schedule relating to this Agreement and dated as of the date hereof (the "Disclosure Schedule") and except for the Assignment and Assumption Agreement, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares of common stock of the Company or any of the Subsidiaries, including any rights of conversion or exchange under any outstanding securities or other instruments. Except as set forth in Section 2.2 of the Disclosure Schedule, all of the outstanding shares of capital stock of Efratom Germany are owned by Parent. All of the Shares and Subsidiary Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights.

                    2.3  Ownership of Stock.  As of the Closing
          Date, the Shares will be owned by Seller and the Subsidiary Shares will be owned by the Company, in each case free and clear of all Encumbrances, other than the restrictions imposed by Federal and state securities laws. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire title to the Shares, free and clear of all Encumbrances, other than the restrictions imposed by Federal and state securities laws and Encumbrances arising as a result of any action taken by Purchaser or any of its affiliates ("Affiliates") as defined in Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                    2.4  Authorization, Etc.  Each of Parent and
          Seller has full corporate power and authority to execute and deliver this Agreement and the Stockholders Agreement and to carry out the transactions contemplated hereby and thereby. The Board of Directors of Seller has duly approved and authorized the execution and delivery by Seller of this Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby and the Board of Directors of Parent has ratified such actions and approved such transactions, and no other corporate proceedings on the part of Parent, Seller, the Company or any Subsidiary (other than those necessary to effect the transactions contemplated by the Assignment and Assumption Agreement) are necessary to approve and authorize the execution and delivery by Parent and Seller of this Agreement and the Stockholders Agreement and the consummation by Parent and Seller of the transactions contemplated hereby and thereby. This Agreement constitutes a valid and binding agreement of Parent and Seller, enforceable against Parent and Seller in accordance with its terms, except that (i) the enforcement hereof and thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                    2.5  Financial Statements.  Seller has
          previously delivered to Purchaser the combined audited special-purpose balance sheet of the Efratom Business Unit as of December 31, 1993 (the "Audited Special-Purpose Balance Sheet") and the combined audited special-purpose statements of earnings and cash flows of the Efratom Business Unit for the fiscal year then ended (together with the Audited Special-Purpose Balance Sheet, the "Audited Financial Statements"), and the combined unaudited special-purpose balance sheet of the Efratom Business Unit as of August 7, 1994 (the "Unaudited Special-Purpose Balance Sheet") and combined unaudited special-purpose statements of earnings and cash flows of the Efratom Business Unit for the seven months then ended (such unaudited statements of earnings and cash flows, together with the Unaudited Special-Purpose Balance Sheet, including the related notes and supplemental information thereto, are referred to herein as the "Unaudited Financial Statements"). All of the audited and unaudited financial statements referred to above, including the related notes thereto, are sometimes referred to herein as the "Financial Statements." Except as otherwise disclosed in the notes or supplemental information thereto or in the notes to the Audited Financial Statements, the Unaudited Financial Statements fairly present in all material respects the financial position and results of operations of the Efratom Business Unit as of the date thereof and the period covered thereby and have been prepared in accordance with GAAP. Except as disclosed in Section 2.5 of the Disclosure Schedule, as of the date hereof, neither the Company nor the Efratom Business Unit nor any of the Subsidiaries has any liabilities or obligations, whether accrued, absolute, contingent or otherwise that are required to be reflected on a balance sheet prepared in accordance with GAAP, other than (i) liabilities and obligations that are reflected, accrued or reserved for in the Unaudited Special-Purpose Balance Sheet or disclosed in the notes or supplemental information thereto, (ii) obligations incurred in the ordinary course of business and consistent with past practice since the date of the Unaudited Special-Purpose Balance Sheet, (iii) liabilities which arise as a result of a breach of the representations and warranties contained in Section 2.11 hereof and (iv) other liabilities and obligations that would not, in the aggregate, have a Material Adverse Effect.

                    2.6 No Approvals or Conflicts. Except as set forth in Section 2.6 of the Disclosure Schedule, neither the execution and delivery by Parent or Seller of this Agreement, the Stockholders Agreement or the Assignment and Assumption Agreement nor the consummation by Parent or Seller of the transactions contemplated hereby and thereby will (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of Parent, Seller, the Company or any Subsidiary, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company, or the Subsidiaries or on Seller's interest in the Shares under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Seller, the Company, the Subsidiaries or any of their respective properties, as of the Closing Date, may be bound, (iii) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to Parent, Seller, the Company or the Subsidiaries or any of their respective properties or (iv) except for applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or other third party, which, in the case of clauses (ii), (iii) and (iv) above, would have a Material Adverse Effect or a material adverse effect on Parent's or Seller's ability to consummate the transactions contemplated hereby.

                    2.7  Compliance with Law; Governmental
          Authorizations. Except as set forth in Section 2.7 of the Disclosure Schedule, the Company, the Subsidiaries and the Efratom Business Unit are not in violation of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the property or business of the Company, the Subsidiaries or the Efratom Business Unit which violation or violations in the aggregate would have a Material Adverse Effect. Except as set forth in Section 2.7 of the Disclosure Schedule, as of the Closing Date, the licenses, permits and other governmental authorizations held by the Company and the Subsidiaries will be valid and sufficient for the conduct of the Company's and the Subsidiaries' businesses as currently conducted by the Efratom Business Unit, except where the failure to hold such licenses, permits and other governmental authorizations would not have a Material Adverse Effect. Except as disclosed in Section 2.7 of the Disclosure Schedule, no written claim has been made by any governmental authority within the preceding five years to the effect that either the Company or any Subsidiary either failed or is failing to comply, in any material respect, with any law, rule, regulation or ordinance applicable to the Company or such Subsidiary, respectively.

                    2.8  Litigation.  Except as set forth in Section
          2.8 of the Disclosure Schedule, as of the date hereof, there are no claims, actions, proceedings or investigations pending or, to the knowledge of Parent or Seller, threatened against Parent (with respect to the Efratom Business Unit), the Company or the Subsidiaries, or the transactions contemplated by this Agreement, before any court or governmental or regulatory authority or body which would have a Material Adverse Effect or a material adverse effect on Parent's or Seller's ability to consummate the transactions contemplated hereby. Except as set forth in Section 2.8 of the Disclosure Schedule, none of Parent (with respect to the Efratom Business
          Unit), the Company or any Subsidiaries are named as a plaintiff or defendant in any such material legal proceeding.

                    2.9  Title to Assets.  Except as set forth in
          Section 2.9 of the Disclosure Schedule, on August 7, 1994, Parent had and, subject to Section 6.16 and except with respect to assets disposed of in the ordinary course of business since August 7, 1994 (including distributions of all of the Company's and the Subsidiaries' then cash balances to Seller or Parent immediately prior to the Closing), as of the Closing Date, the Company and the Subsidiaries will have, good and valid title to all the properties and assets owned by Parent or the Subsidiaries and reflected on the Unaudited Special-Purpose Balance Sheet or which would have been reflected on the Unaudited Special-Purpose Balance Sheet if acquired prior to August 7, 1994, free and clear of all Encumbrances of any nature except for (i) exceptions to title as set forth in
          Section 2.9 of the Disclosure Schedule; (ii) mortgages and encumbrances which secure indebtedness or obligations which are properly reflected on the Financial Statements and are set forth in Section 2.9 of the Disclosure Schedule; (iii) liens for Taxes (as defined in Section 2.11) not yet payable or any Taxes being contested in good faith (any such contests being identified in Section 2.11 of the Disclosure Schedule); (iv) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (v) such imperfections of title and encumbrances, if any, as do not materially interfere with the present use of any of the Company's or the Subsidiaries' properties and assets subject thereto. As of the Closing Date, subject to
          Section 6.16, the Company or the Subsidiaries will own, or have valid leasehold interests in, all material properties and assets presently used in the conduct of the Business other than assets disposed of in the ordinary course of business or used by Parent to provide general and administrative services to the Efratom Business Unit which will be discontinued as of the Closing Date.

                    2.10  Absence of Certain Changes.  Except as
          disclosed in Section 2.10 of the Disclosure Schedule and as otherwise provided herein, since August 7, 1994 and through the date hereof:

                         (a)  the Business has been conducted only
          in the ordinary course and consistent with past practice in all material respects;

                         (b)  there has been no direct or indirect
          redemption, purchase or other acquisition by the Company or any Subsidiary of any shares of its capital stock, or any declaration, setting aside or payment of any dividend or other distribution by the Company or any Subsidiary other than distributions of all of the Company's then cash balances to Parent or Seller immediately prior to the Closing and other cash management procedures or dividend payment procedures comparable to those described in the supplementary information to the Unaudited Financial Statements in the ordinary course of Seller's or the Company's business;

                         (c)  there has been no sale, assignment or
          transfer of any material assets of the Company, the Subsidiaries or the Efratom Business Unit (other than sales, assignments or transfers of assets in the ordinary course of business and consistent with past practice);

                         (d)  there has been no material adverse
          change in the financial condition, results of operations, or business of the Efratom Business Unit; and

                         (e)  there has been no material increase in
          compensation payable or to become payable to any of the Efratom Business Unit's or the Subsidiaries' respective officers, directors or employees, other than increases in the ordinary course of business and consistent with past practice.

                    2.11 Taxes. (a) The Company, or an Affiliate of the Company on its behalf, has (i) duly filed with the appropriate Federal, state, local and foreign taxing authorities all Tax Returns (as defined below) required to be filed by or with respect to the Company, the Subsidiaries or the Efratom Business Unit as of the date hereof other than those Tax Returns the failure of which to file would not have a Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects and (ii) paid or made provision for or disclosed in the Financial Statements (including in the supplemental information to the Unaudited Financial Statements) all material Taxes (as defined below) of the Company, the Subsidiaries or the Efratom Business Unit shown to be due on such Tax Returns. As of the date hereof, there are no material liens for Taxes upon the assets of the Efratom Business Unit except liens for current Taxes not yet due or Taxes being contested in good faith by appropriate proceedings (which contests are set forth in Section 2.11 of the Disclosure Schedule). Except as set forth in
          Section 2.11 of the Disclosure Schedule, as of the date hereof, none of Parent, Seller, the Company or any Subsidiary has received any written notice of deficiency or assessment from any Federal, state, local or foreign taxing authority with respect to liabilities for material Taxes of the Efratom Business Unit which have not been paid or finally settled, and any such deficiency or assessment disclosed in Section 2.11 of the Disclosure
          Schedule is being contested in good faith through appropriate proceedings. Except as disclosed in Section
          2.11 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any tax-sharing agreement.

                         (b)  For purposes of this Agreement,
          "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state, local or foreign taxing authority, including, but not limited to, income, service, leasing, occupation, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

                         (c)  For purposes of this Agreement, "Tax
          Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

                    2.12  Employee Benefits.   (a) Schedule 2.12 of
          the Disclosure Schedule sets forth a true and complete list of each employee benefit plan within the meaning of
          Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is maintained for employees or former employees of the Efratom Business Unit by Parent or the Company (together with any comparable employee benefit plans maintained by Efratom Germany, the "Plans").

                         (b)  Except as disclosed in Schedule 2.12
          of the Disclosure Schedule, to the knowledge of Parent and Seller, each of the Plans that is subject to ERISA is in material compliance with the currently applicable provisions of ERISA; each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), is so qualified; and no Plan is subject to Title IV of ERISA.

                         (c)  All contributions (including all
          employer contributions and employee salary reduction contributions) that are due have been paid to each Plan, and all contributions for any period ending on or before the Closing Date that are not yet due will be paid to each Plan or accrued in accordance with the past custom and practice of Parent, Seller and the Company or Efratom Germany, as the case may be.

                         (d)  To the knowledge of Parent or Seller,
          there have been no prohibited transactions with respect to any Plan subject to ERISA with respect to which Parent, Seller, the Company or any of the Subsidiaries has incurred any material liability. To the knowledge of Parent or Seller, no breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan has occurred. As of the date hereof, no charge, complaint, action, suit, proceedings, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Plan (other than routine claims for benefits) is pending or, to the knowledge of Parent or Seller, threatened.

                         (e)  None of Parent, Seller, the Company or
          the Subsidiaries contributes to any multiemployer plan, as defined in Section 3(37) of ERISA on behalf of employees or former employees of the Efratom Business Unit.

                         (f)  Except as provided in Sections 6.11
          and 6.12 hereof, as accrued on the Unaudited Special-Purpose Balance Sheet or the Closing Date Statement or as required by applicable law or regulation, the terms of any Plan exclusively covering Company Employees employed by Efratom Germany or any agreement with any Company Employee at Efratom Germany, as of the Closing Date, the Company and the Subsidiaries will have no liabilities with respect to any of the Plans from and after the Closing Date.

                    2.13  Labor Relations.  Except as set forth in
          Section 2.13 of the Disclosure Schedule, none of Parent, Seller, the Company or the Subsidiaries is a party to any collective bargaining agreement applicable to employees of the Efratom Business Unit. As of the date hereof, no labor organization or group of employees of the Efratom Business Unit has made a demand for recognition or has filed a petition seeking a representation proceeding. Except as set forth in Section 2.13 of the Disclosure Schedule, the Company, the Subsidiaries and the Efratom Business Unit are, and for the preceding five years have been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not and, to the knowledge of Parent and the Company, has not engaged in any unfair labor practice which has had or is reasonably likely to have a Material Adverse Effect, and, as of the date hereof, there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Parent or Seller, threatened against or affecting the Company, the Subsidiaries or the Efratom Business Unit. Except as set forth in Section 2.12 or 2.13 of the Disclosure Schedule, as of the Closing Date neither the Company nor any subsidiary will be a party to any material employment or consulting agreement.

                         2.14  Patents, Trademarks, Trade Names, Etc.
          Section 2.14 of the Disclosure Schedule contains an accurate list of all patents, trademarks, service marks, trade names and copyrights, and all applications therefor (collectively, "Intellectual Property") used or owned by the Company or the Subsidiaries which are material to the Company and the Subsidiaries considered as a single enterprise, all applications therefor, and a list of all material licenses and other agreements relating thereto. Except as set forth in Section 2.14 of the Disclosure Schedule and as provided in Section 6.13 hereof, (i) the consummation of the transactions contemplated by this Agreement will not materially impair the Company's or any Subsidiary's right to use any such Intellectual Property,
          (ii) no claims have been asserted by any person to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such license or agreement, which claims, if adversely decided, would have a Material Adverse Effect and (iii) the use of such Intellectual Property by the Efratom Business Unit, the Company or the Subsidiaries, as the case may be, and the conduct of the business of the Efratom Business Unit, the Company and the Subsidiaries, as the case may be, does not infringe in any material respect on the Intellectual Property rights of any other person. Except as provided in Section 6.13 hereof and subject to Section
          6.16 hereof, as of the Closing Date, the Company's and the Subsidiaries' rights in and to such Intellectual Property will be sufficient with respect to Intellectual Property to permit the Company to carry on its business in all material respects as presently conducted. The Company's and the Subsidiaries' Intellectual Property has not been misappropriated from any third party. In the ordinary course of its business, Parent and the Subsidiaries have entered into employee inventions assignment agreements with employees of the Efratom Business Unit, in a form or forms that will be made available to Purchaser prior to the Closing, and such agreements will be assigned to the Company or the Subsidiaries to the extent permitted by law on or before the Closing Date.

                    2.15 Contracts. Section 2.15 of the Disclosure Schedule sets forth each of the material contracts, agreements and understandings relating to the Efratom Business Unit to which Parent is a party and which, subject to Section 6.16, will be assigned to the Company pursuant to the Assignment and Assumption Agreement or to which any of the Subsidiaries is a party or by which any of the Efratom Business Unit's assets or operations may be bound, (i) each of which is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect and (ii) with respect to which there are no existing defaults by Parent, the Company or such Subsidiary thereunder, nor, to the knowledge of Parent and Seller, is any other party in default thereof, which default would result in a Material Adverse Effect.

                    2.16  Environmental Matters.  Except as set
          forth in Section 2.16 of the Disclosure Schedule, neither Parent, the Company nor any of the Subsidiaries has, as of the date hereof, received any written notice alleging the present violation by the Efratom Business Unit of any applicable Federal, state or local laws or regulations related to the protection of the environment ("Environmental Laws") which would result in a Material Adverse Effect, and (i) the Company, the Subsidiaries and the Efratom Business Unit are, and for the preceding five years have been, in compliance with all Environmental Laws, (ii) the Company, the Subsidiaries and the Efratom Business Unit have obtained and are in compliance with all required governmental environmental permits with respect to the Business as currently conducted, (iii) no hazardous waste, substance or material has been stored, treated or disposed of by the Company, the Subsidiaries or the Efratom Business Unit on the real estate owned by the Company, the Subsidiaries or Parent, except in compliance with applicable Environmental Laws and (iv) the Company, the Subsidiaries and the Efratom Business Unit have lawfully disposed of their hazardous waste products with respect to the operations of its business except, in each case, where such failure to be in compliance or to obtain, store, treat or dispose of would not have a Material Adverse Effect.

                    2.17 Insurance. Section 2.17 of the Disclosure Schedule lists all material insurance policies covering the assets, employees and operations of the Efratom Business Unit as of the date hereof. All insurance coverage and bonds with respect to the properties and business of the Efratom Business Unit that are in effect as of the date hereof shall be terminated as of the Closing Date.

                    2.18 Real Property. Neither the Company nor any Subsidiary owns or, as of the Closing Date, will own any real property. Section 2.18 of the Disclosure Schedule sets forth a list of all material real property leased by the Efratom Business Unit, or otherwise used in the Business. Subject to Section 6.16, all such leases will be assigned to the Company or a Subsidiary pursuant to the Assignment and Assumption Agreement on or before the Closing Date. There is not under any of such leases an existing default or event which with notice or lapse of time, or both, would become a default by Parent, the Company or any Subsidiary, or to the knowledge of Parent or Seller, by any other party thereto. The real property listed in Section 2.18 of the Disclosure Schedule constitutes all of the real property necessary for the continued conduct of the Business by the Company and the Subsidiaries in all material respects as such Business is presently conducted. To the knowledge of Parent and Seller there exists no condition on any such real property which materially interferes with the present use of such real property.

                    2.19 Proxy Statement. None of the information supplied by Parent, Seller or the Company in writing expressly for use in the Proxy Statement (as defined in Section 6.15) and in the Current Report on Form 8-K of the Purchaser to be filed in connection with the transactions contemplated hereby (the "Form 8-K") will (as such information may be supplemented or amended by Parent) with respect to the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Stockholders Action (as defined in Section 6.15) and with respect to the Form 8-K, at the time of filing with the Securities and Exchange Commission, contain any untrue statement of a material fact or omit to state any material facts required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time any event shall occur which will result in a breach of the foregoing sentence, Parent, Seller and/or the Company shall promptly advise Purchaser.

                    2.20 Investment Intent. Seller acknowledges that the Purchaser Shares it or its designee shall receive as consideration hereunder are unregistered and Seller will not sell or otherwise transfer the Purchaser Shares other than in accordance with the Securities Act of 1933, as amended (the "Securities Act"), or an exemption therefrom.

                    2.21 No Brokers' or Other Fees. Except for the fees payable to Lehman Brothers Inc. by Parent, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, Seller or the Company.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

                    Purchaser hereby represents and warrants to Seller as follows:

                    3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except jurisdictions in which the failure to be so qualified or licensed would not have a material adverse effect on the business, operations or financial condition of Purchaser and the Purchaser Subsidiaries (as defined below) considered as a single enterprise (hereinafter referred to as a "Purchaser Material Adverse Effect"). Purchaser has delivered to Seller complete and correct copies of the Articles of Incorporation and all amendments thereto to the date hereof, and the By-laws as presently in effect of Purchaser. Except for the subsidiaries (collectively, the "Purchaser Subsidiaries") set forth in
          Section 3.1 of the Disclosure Schedule, Purchaser does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any partnership, joint venture or other business.

                    3.2  Capital Stock.  The authorized capital
          stock of Purchaser consists of 5,000,000 shares of common stock, $.25 par value per share, of which 2,655,795 shares are issued and outstanding as of the date hereof. All of the outstanding shares of capital stock of the Purchaser Subsidiaries (the "Purchaser Subsidiary Shares") are owned by Purchaser free and clear of all Encumbrances. Except for options or rights under Purchaser's existing stock option and savings plans, copies of which have been provided to Parent, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares of capital stock of Purchaser or, except as set forth in
          Section 3.2 of the Disclosure Schedule, any of the Purchaser Subsidiaries, including any rights of conversion or exchange under any outstanding securities or other instruments. All of the shares of capital stock of Purchaser and the Purchaser Subsidiaries have been validly issued and are fully paid, nonassessable and free of preemptive rights.

                    3.3  Authorization, Etc.  Purchaser has full
          corporate power and authority to execute and deliver this Agreement and the Stockholders Agreement, and to carry out the transactions contemplated hereby and thereby. The Board of Directors of Purchaser has duly approved and authorized the execution and delivery of this Agreement and the Stockholders Agreement and the documents and instruments contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, and other than the approval by the stockholders of (i) an increase in the authorized number of shares of Common Stock and (ii) the transactions contemplated hereby, no other corporate proceedings on the part of Purchaser are necessary to approve and authorize the execution and delivery by Purchaser of this Agreement and the Stockholders Agreement and the consummation by Purchaser of the transactions contemplated hereby and thereby. Each of this Agreement and the Stockholders Agreement constitutes a valid and binding agreement of Purchaser, assuming the due execution of this Agreement by Seller, enforceable against Purchaser in accordance with its terms, except that (i) the enforcement hereof and thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                    3.4 No Approvals or Conflicts. Except as set forth in Section 3.4 of the Disclosure Schedule, neither the execution and delivery by Purchaser of this Agreement and the Stockholders Agreement nor the consummation by Purchaser of the transactions contemplated hereby and thereby will (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of Purchaser, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Purchaser or the Purchaser Subsidiaries under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Purchaser or the Purchaser Subsidiaries or any of their respective properties may be bound, (iii) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to Purchaser or the Purchaser Subsidiaries or any of their respective properties, or (iv) except for applicable requirements of the Exchange Act and the HSR Act, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or other third party, which, in the case of clauses (ii), (iii) and (iv) above, would have a Purchaser Material Adverse Effect or on Purchaser's ability to consummate the transactions contemplated hereby.

                    3.5  Purchaser SEC Reports; Financial
          Statements. Purchaser has delivered to Parent and Seller copies of all forms, reports and documents (including exhibits and any amendments thereto) filed by Purchaser with the Securities and Exchange Commission (the "SEC") since December 31, 1991 (collectively, including without limitation any financial statements or schedules included therein, the "Purchaser SEC Reports"). As of the their respective dates, the Purchaser SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Purchaser SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Purchaser and its subsidiaries as of its date, and each of the consolidated statements of income and cash flows included in or incorporated by reference into the Purchaser SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings and cash flows, as the case may be, of Purchaser and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein.

                    3.6  Compliance with Law; Governmental
          Authorizations. Except as set forth in Section 3.6 of the Disclosure Schedule, Purchaser and the Purchaser Subsidiaries are not in violation of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the property or business of Purchaser or the Purchaser Subsidiaries which violation or violations in the aggregate would have a Purchaser Material Adverse Effect. Except as set forth in Section 3.6 of the Disclosure Schedule, to the best knowledge of Purchaser, the licenses, permits and other governmental authorizations held by Purchaser and the Purchaser Subsidiaries are valid and sufficient for the conduct of its businesses as currently conducted, except where the failure to hold such licenses, permits and other governmental authorizations would not have a Purchaser Material Adverse Effect. Except as disclosed in Section
          3.7 of the Disclosure Schedule, no written claim has been made by any governmental authority within the preceding five years to the effect that either Purchaser or the Purchaser Subsidiaries either failed or is failing to comply, in any material respect, with any law, rule, regulation or ordinance applicable to Purchaser or any Purchaser Subsidiary.

                    3.7  Litigation.  Except as disclosed in the
          Purchaser SEC Reports or as set forth in Section 3.7 of the Disclosure Schedule, as of the date hereof, there are no claims, actions, proceedings or investigations pending or, to the knowledge of Purchaser, threatened against Purchaser or the Purchaser Subsidiaries, or the transactions contemplated by this Agreement, before any court or governmental or regulatory authority or body which would have a Purchaser Material Adverse Effect or a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby. Except as set forth in Section 3.7 of the Disclosure Schedule, neither the Purchaser nor any Purchaser Subsidiaries are named as a plaintiff or defendant in any such material legal proceeding.

                    3.8  Title to Assets.  Except as set forth in
          Section 3.8 of the Disclosure Schedule, on June 30, 1994, Purchaser or the Purchaser Subsidiaries had and, except with respect to assets disposed of in the ordinary course of business since June 30, 1994, now have, good and valid title to all the properties and assets owned by Purchaser or the Purchaser Subsidiaries and reflected in the balance sheet contained in the Purchaser's Quarterly Report on Form 10-Q for the period ended June 30, 1994 (the "Purchaser Balance Sheet") or which would have been reflected in the Purchaser Balance Sheet if acquired prior to June 30, 1994, free and clear of all Encumbrances of any nature except for (i) exceptions to title as set forth in Section 3.8 of the Disclosure Schedule; (ii) mortgages and encumbrances which secure indebtedness or obligations which are properly reflected in the Purchaser Balance Sheet; (iii) liens for Taxes not yet payable or any Taxes being contested in good faith; (iv) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (v) such imperfections of title and encumbrances, if any, as do not materially interfere with the present use of any of Purchaser's or the Purchaser Subsidiaries' properties and assets subject thereto. Purchaser or the Purchaser Subsidiaries own, or have valid leasehold interests in, all material properties and assets used in the conduct of the Purchaser's business.

                    3.9  Absence of Certain Changes.  Except as
          disclosed in Section 3.9 of the Disclosure Schedule and as otherwise provided herein, since June 30, 1994 and through the date hereof:

                         (a)  the business of Purchaser has been
          conducted only in the ordinary course and consistent with past practice in all material respects;

                         (b)  there has been no direct or indirect
          redemption, purchase or other acquisition by Purchaser or any Purchaser Subsidiaries of any shares of its capital stock, or any declaration, setting aside or payment of any dividend or other distribution by the Purchaser or any Purchaser Subsidiaries other than cash management procedures in the ordinary course of Purchaser's business;

                         (c)  there has been no sale, assignment or
          transfer of any material assets of Purchaser or the Purchaser Subsidiaries (other than sales, assignments or transfers of assets in the ordinary course of business and consistent with past practice);

                         (d)  there has been no material adverse
          change in the financial condition, results of operations, or business of Purchaser; and

                         (e)  there has been no material increase in
          compensation payable or to become payable to any of Purchaser's or the Purchaser Subsidiaries' respective officers, directors or employees, other than increases in the ordinary course of business and consistent with past practice.

                    3.10 Taxes. Purchaser has (i) duly filed with the appropriate Federal, state, local and foreign taxing authorities all Tax Returns required to be filed by or with respect to Purchaser and the Purchaser Subsidiaries as of the date hereof other than those Tax Returns the failure of which to file would not have a Purchaser Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects and (ii) paid or made provision for in the financial statements of Purchaser included in the Purchaser SEC Reports all material Taxes of Purchaser and the Purchaser Subsidiaries shown to be due on such Tax Returns. As of the date hereof, there are no material liens for Taxes upon the assets of Purchaser or the Purchaser Subsidiaries except liens for current Taxes not yet due or Taxes being contested in good faith by appropriate proceedings.
          Except as set forth in Section 3.10 of the Disclosure Schedule, as of the date hereof, none of Purchaser or any Purchaser Subsidiaries has received any written notice of deficiency or assessment from any Federal, state, local or foreign taxing authority with respect to liabilities for material Taxes of Purchaser or the Purchaser Subsidiaries which have not been paid or finally settled, and any such deficiency or assessment disclosed in Section 3.10 of the Disclosure Schedule is being contested in good faith through appropriate proceedings. Except as disclosed in
          Section 3.10 of the Disclosure Schedule, neither the Purchaser nor any Purchaser Subsidiaries is a party to any tax-sharing agreement.

                    3.11  Employee Benefits.   (a) Schedule 3.11 of
          the Disclosure Schedule sets forth a true and complete list of each employee benefit plan within the meaning of
          Section 3(3) of the ERISA, that is maintained for employees or former employees of Purchaser or the Purchaser Subsidiaries (the "Purchaser Plans").

                         (b)  Except as disclosed in Schedule 3.11
          of the Disclosure Schedule, to the knowledge of Purchaser, each of the Purchaser Plans that is subject to ERISA is in material compliance with the currently applicable provisions of ERISA; each of the Purchaser Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; and no Purchaser Plan is subject to Title IV of ERISA.

                         (c)  All contributions (including all
          employer contributions and employee salary reduction contributions) that are due have been paid to each Purchaser Plan, and all contributions for any period ending on or before the Closing Date that are not yet due will be paid to each Purchaser Plan or accrued in accordance with the past custom and practice of Purchaser.

                         (d)  To the knowledge of Purchaser, there
          have been no prohibited transactions with respect to any Purchaser Plan with respect to which Purchaser or any of the Purchaser Subsidiaries has incurred any material liability. To the knowledge of Purchaser, no breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Purchaser Plan has occurred. As of the date hereof, no charge, complaint, action, suit, proceedings, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Purchaser Plan (other than routine claims for benefits) is pending or, to the knowledge of Purchaser, threatened.

                              (e)  None of Purchaser or the Purchaser
               Subsidiaries contributes to any multiemployer plan, as defined in Section 3(37) of ERISA on behalf of employees or former employees of Purchaser or the Purchaser
               Subsidiaries.

                         3.12  Labor Relations.  Except as set forth in
               Section 3.12 of the Disclosure Schedule, none of Purchaser or the Purchaser Subsidiaries is a party to any collective bargaining agreement applicable to employees of Purchaser or the Purchaser Subsidiaries. As of the date hereof, no labor organization or group of employees of Purchaser or any Purchaser Subsidiaries has made a demand for recognition or has filed a petition seeking a representation proceeding. Except as set forth in Section
               3.12 of the Disclosure Schedule, Purchaser and the Purchaser Subsidiaries are, and for the preceding five years have been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not and, to the knowledge of Purchaser, has not engaged in any unfair labor practice which has had or is reasonably likely to have a Purchaser Material Adverse Effect, and, as of the date hereof, there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or the Purchaser Subsidiaries.

                         3.13  Patents, Trademarks, Trade Names, Etc.
               Section 3.13 of the Disclosure Schedule contains an accurate list of all patents, trademarks, service marks, trade names and copyrights and all applications therefor (collectively, "Purchaser Intellectual Property") used or owned by Purchaser or the Purchaser Subsidiaries which are material to Purchaser and the Purchaser Subsidiaries considered as a single enterprise, all applications therefor, and a list of all material licenses and other agreements relating thereto. Except as set forth in
               Section 3.13 of the Disclosure Schedule, (i) the consummation of the transactions contemplated by this Agreement will not materially impair Purchaser's or any Purchaser Subsidiaries' right to use any such Purchaser Intellectual Property, (ii) no claims have been asserted by any person to the use of any such Purchaser Intellectual Property, or challenging or questioning the validity or effectiveness of any such license or agreement, which claims, if adversely decided, would have a Purchaser Material Adverse Effect and (iii) the use of such Purchaser Intellectual Property by Purchaser or the Purchaser Subsidiaries, as the case may be, and the conduct of the business of the Purchaser and the Purchaser Subsidiaries does not infringe in any material respect on the Intellectual Property rights of any other person. Purchaser's and the Purchaser Subsidiaries' rights in and to such Purchaser Intellectual Property are sufficient with respect to the Purchaser Intellectual Property to permit Purchaser to carry on its business in all material respects as presently conducted. The Purchaser Intellectual Property has not been misappropriated from any third party.

                         3.14  Contracts.  Except as set forth in Section
               3.14 of the Disclosure Schedule, (i) each of the material contracts, agreements and understandings to which Purchaser or any of the Purchaser Subsidiaries is a party or by which any of its assets or operations may be bound is in full force and effect, except where the failure to be in full force and effect would not have a Purchaser Material Adverse Effect and (ii) there are no existing defaults by Purchaser or such Purchaser Subsidiary thereunder, nor, to the knowledge of Purchaser, is any other party in default thereof, which default would result in a Purchaser Material Adverse Effect.

                         3.15  Environmental Matters.  Except as set
               forth in Section 3.15 of the Disclosure Schedule, neither Purchaser nor any of the Purchaser Subsidiaries has, as of the date hereof, received any written notice alleging the present violation of any Environmental Laws which would result in a Purchaser Material Adverse Effect, and (i) Purchaser and the Purchaser Subsidiaries are, and for the preceding five years have been, in compliance with all Environmental Laws, (ii) Purchaser and the Purchaser Subsidiaries have obtained and are in compliance with all required governmental environmental permits with respect to the business of Purchaser and the Purchaser Subsidiaries as currently conducted, (iii) no hazardous waste, substance or material has been stored, treated or disposed of by Purchaser or the Purchaser Subsidiaries on the real estate owned by Purchaser or the Purchaser Subsidiaries, respectively, except in compliance with applicable Environmental Laws and (iv) Purchaser and the Purchaser Subsidiaries have lawfully disposed of their hazardous waste products with respect to the operations of its business except, in each case, where such failure to be in compliance or to obtain, store, treat or dispose of would not have a Purchaser Material Adverse Effect.

                         3.16  Insurance.  Purchaser and each of the
               Purchaser Subsidiaries maintain reasonable and adequate insurance covering the assets, employees and operations of Purchaser and the Purchaser Subsidiaries as of the date hereof.

                         3.17 Acquisition for Investment. Purchaser is acquiring the Shares solely for its own account and not with a view to any distribution or other disposition of such Shares, and the Shares will not be transferred except in a transaction registered or exempt from registration under the Securities Act.

                         3.18 Financing. Section 3.18 of the Disclosure Schedule contains a true and complete copy of a proposal letter executed by Purchaser and Wells Fargo Bank, National Association ("Wells Fargo"), dated October 13, 1994, pursuant to which Wells Fargo has proposed, subject to certain conditions specified therein, to provide Purchaser with financing (the "Financing") in an amount sufficient, together with available cash or cash equivalents on hand, to enable Purchaser to consummate the transactions contemplated by this Agreement.

                         3.19 Stock Issuable to Parent or Seller. The Purchaser Shares, when delivered as herein provided, will be validly issued, fully paid and non-assessable, and will not be subject to preemptive rights. The Purchaser Shares shall be subject to the provisions of the Stockholders Agreement in the form attached hereto as Exhibit A (the "Stockholders Agreement"). Except for this Agreement and the Stockholders Agreement, and except under the Purchaser's stock option and savings plans, as of the date hereof, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale or transfer by Purchaser of any shares of its capital stock, including any rights of conversion or exchange under any outstanding securities or other instruments.
               The Purchaser Shares shall be of a class registered under the Exchange Act and, at the time of their issuance, duly included for quotation on the NASDAQ National Market System.

                         3.20 Proxy Statement. None of the information included or incorporated by reference in the Proxy Statement (as defined in Section 6.14) will, at the time of the mailing of the Proxy Statement and at the time of the Stockholder Action (as defined in Section 6.15), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, such representation and warranty shall not apply to any information supplied in writing by Parent, Seller or the Company expressly for inclusion therein. If at any time any event shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Purchaser and such amendment or supplement shall comply with all provisions of applicable law.

                         3.21 Officer and Director Shares. Purchaser has advised Parent that its directors unanimously intend to recommend (subject to their fiduciary duties under applicable law) that Purchaser's stockholders vote in favor of the issuance of the Purchaser Shares to Seller in the Stockholders Action and that its directors and executive officers have agreed in writing to vote all of the shares of common stock of Purchaser held by them in favor of such issuance (and copies of such agreements have been provided to Parent).

                         3.22  No Brokers' or Other Fees.  No broker,
               finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

                                       ARTICLE IV

                           CONDITIONS TO SELLER'S OBLIGATIONS

                         The obligations of Parent and Seller to effect
               the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Parent or Seller.

                         4.1  Representations and Warranties.  The
               representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by this Agreement.

                         4.2  Performance.  Purchaser shall have
               performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Purchaser prior to the Closing.

                         4.3  Officer's Certificate.  Purchaser shall
               have delivered to Parent, Seller and the Company a certificate, dated the Closing Date and executed by the President or a Vice President of Purchaser, certifying to the fulfillment of the conditions specified in Sections
               4.1 and 4.2 hereof.

                         4.4 No Changes. There shall not have been a material adverse change in the assets, liabilities, financial condition or business of Purchaser since the date hereof. The parties agree that such a material adverse change shall be deemed to have occurred if the Average Closing Price is less than $6.25.

                         4.5  Other Agreements.  Purchaser shall have
               delivered to Parent and Seller at the Closing executed copies of the Stockholders Agreement and the Services Agreement.

                         4.6 HSR Act. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

                         4.7  Injunctions.  On the Closing Date there
               shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

                         4.8 Nasdaq. The Purchaser Shares shall have been authorized for inclusion on the Nasdaq National Market System, upon official notice of issuance.

                         4.9 Stockholder Approval. The stockholders of Purchaser shall have approved the issuance of the Purchaser Shares and an increase in the authorized shares of Common Stock of Purchaser sufficient to enable
               Purchaser to issue the Purchaser Shares.

                         4.10 Consents. Those governmental and third party consents identified in Section 4.10 of the Disclosure Schedule and necessary to effect the Closing or the transfer of the assets, liabilities or contract rights to the Company by Parent pursuant to the Assignment and Assumption Agreement, shall have been obtained.

                         4.11  Actual or Threatened Litigation.  No
               governmental agency or private party shall have instituted, and no governmental agency shall have expressly stated in writing that it will institute, any action, suit or proceeding before any court or administrative body which seeks to enjoin, questions the legality of, or materially and adversely affects the consummation of the transactions contemplated by this Agreement.

                                        ARTICLE V

                          CONDITIONS TO PURCHASER'S OBLIGATIONS

                         The obligations of Purchaser to effect the
               Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Purchaser.

                         5.1  Representations and Warranties.  The
               representations and warranties made by Parent and Seller in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

                         5.2 Performance. Parent and Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Parent and Seller prior to the Closing.

                         5.3 Officer's Certificate. Parent and Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the President or a Vice President of Parent and Seller, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 hereof.

                         5.4  Other Agreements.  Purchaser shall have
               delivered to Parent and Seller at the Closing executed copies of the Stockholders Agreement and the Services Agreement.

                         5.5 No Changes. There shall not have been a material adverse change in the assets, liabilities, financial condition or business of the Company since the date hereof.

                         5.6  Resignation of Directors.  Seller shall
               have delivered to Purchaser the written resignations of all of the directors of the Company effective as of the Closing Date.

                         5.7 HSR Act. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

                         5.8  Injunctions.  On the Closing Date there
               shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

                         5.9 Stockholder Approval. The stockholders of Purchaser shall have approved the issuance of the Purchaser Shares and an increase in the authorized shares of Common Stock of Purchaser sufficient to enable
               Purchaser to issue the Purchaser Shares.

                         5.10 Consents. Those governmental and third party consents identified in Section 4.10 of the Disclosure Schedule and necessary to effect the Closing or the transfer of the Company's assets, labilities or contract rights to the Company by Parent pursuant to the Assignment and Assumption Agreement, shall have been obtained.

                         5.11 Financing. At or prior to the Closing, Purchaser shall have obtained the Financing or financing not materially less favorable to Purchaser than the Financing or otherwise reasonably acceptable to Purchaser.

                         5.12  Actual or Threatened Litigation.  No
               governmental agency or private party shall have instituted, and no governmental agency shall have expressly stated in writing that it will institute, any action, suit or proceeding before any court or administrative body which seeks to enjoin, questions the legality of, or materially and adversely effects the consummation of the transactions contemplated by this Agreement.

                                       ARTICLE VI

                                COVENANTS AND AGREEMENTS

                         6.1  Conduct of Business.

                         (1) Parent and Seller covenant that, except (i) for actions taken to implement this Agreement and the transactions contemplated hereby, (ii) as disclosed in the Disclosure Schedule, (iii) for distributions of all of the Company's and the Subsidiaries' then cash balances to Parent or Seller immediately prior to the Closing or (iv) as consented to by Purchaser, from and after the date of this Agreement and until the Closing Date Parent and Seller shall:

                              (a)  use reasonable efforts consistent with
               good business judgment and past practice to: (i) preserve intact the present business organization of, and maintain the property of, the Company and the Subsidiaries, (ii) keep available the services of those employees of the Company and the Subsidiaries having management responsibilities, (iii) preserve the present relationships of the Company and the Subsidiaries with entities or persons having business dealings with them and (iv) generally operate the Company and the Subsidiaries in the ordinary and regular course of business consistent with prior practices in all material respects;

                              (b)  refrain from (i) causing to be issued
               or sold any shares of capital stock or other securities of the Company or any Subsidiary or any options, warrants or commitments of any kind with respect thereto, (ii) directly or indirectly causing to be purchased, redeemed or otherwise acquired or disposed of any shares of capital stock of the Company or any Subsidiary; (iii) declaring, setting aside or paying any dividend or other distribution other than cash management procedures in the ordinary course of Seller's or the Company's business; (iv) permitting or allowing the Company or any Subsidiary to borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money, other than in the ordinary course of business and consistent with past practice, (v) subjecting any of the property or assets of the Company or any Subsidiary (real, personal or mixed, tangible or intangible) to any material mortgage, pledge, lien or encumbrance or otherwise permitting or allowing the disposition of any material property or assets of the Company or any Subsidiary (real, personal or mixed, tangible or intangible), other than in the ordinary course of business and consistent with past practice, (vi) making any change in compensation payable or to become payable to any employee or in the benefits offered to any employee other than in the ordinary course of business, consistent with past practice or (vii) agreeing to do any of the foregoing; and

                              (c)  maintain the books and records of the
               Company and the Subsidiaries in accordance with prior practice.

                         (2) Purchaser covenants that, except (i) for actions taken to implement this Agreement and the transactions contemplated hereby, (ii) as disclosed in the Disclosure Schedule, or (iii) as consented to by Parent, from and after the date of this Agreement and until the Closing Date Purchaser shall:

                              (a)  use reasonable efforts consistent with
               good business judgment and past practice to: (i) preserve intact the present business organization of, and maintain the properties of, Purchaser, (ii) keep available the services of those employees of Purchaser having management responsibilities, (iii) preserve the present relationships of Purchaser with entities or persons having business dealings with it and (iv) generally operate Purchaser in the ordinary and regular course of business consistent with prior practices in all material respects;

                              (b)  refrain from (i) borrowing or agreeing
               to borrow any funds or incurring, whether directly or by way of guarantee, any obligation for borrowed money, other than in the ordinary course of business and consistent with past practice, (ii) subjecting any of the property or assets of Purchaser (real, personal or mixed, tangible or intangible) to any material mortgage, pledge, lien or encumbrance or otherwise permitting or allowing the disposition of any material property or assets of Purchaser (real, personal or mixed, tangible or intangible), other than in the ordinary course of business and consistent with past practice, (iii) making any change in compensation payable or to become payable to any employee or in the benefits offered to any employee other than in the ordinary course of business, consistent with past practice or (iv) agreeing to do any of the foregoing; and

                              (c)  maintain the books and records of
               Purchaser in accordance with prior practice.

                         6.2  Transaction Regarding Purchaser Common
               Stock. Purchaser shall not, from and after the date hereof and prior to the Closing Date, (i) issue or agree to issue any additional shares of Common Stock or other securities of Purchaser or any options, warrants or commitments of any kind with respect thereto, except for
               (a) issuances pursuant to any presently outstanding stock option, warrant, convertible security or other right to purchase shares of Common Stock and (b) issuances pursuant to any existing employee benefit plan or other existing employee or director arrangement previously disclosed in writing to Parent, (ii) declare or pay any cash or stock dividend (other than regular quarterly cash dividends consistent with past practice) or other distribution or issue any rights with respect to the outstanding Common Stock or other equity securities, (iii) effect, with respect to the outstanding Common Stock, any merger, recapitalization, combination conversion, exchange of shares, issuance of shares or other transaction affecting the Common Stock or (iv) directly or indirectly purchase, redeem or otherwise acquire or dispose of any shares of capital stock of Purchaser.

                         6.3  Delivery of Periodic Reports.  From and
               after the date hereof and prior to the Closing Date, Purchaser shall deliver to Parent, copies of all registration statements and regular periodic reports, if any, which Purchaser shall file with the SEC (or any governmental agency substituted therefor).

                         6.4  Access to Books and Records.

                              (a)  Except as otherwise provided in
               Section 6.6, each party agrees that from the date hereof and for so long as any contracts between the Company and the Federal government or any agency thereof are subject to review by the Federal government or such agency, during normal business hours, such party will permit, at no charge, cost or expense to the other party and without disruption of such party's business, the other party hereto and its auditors and other representatives to have reasonable access to the properties, auditors and officers of the Company and to all books and records relating to the Company and to examine and take copies thereof.

                              (b)  Each party agrees not to destroy at
               any time any files or records which are subject to Section 6.2(a) without giving reasonable notice to the other party, and within 30 days of receipt of such notice, such other party may cause to be delivered to it the records intended to be destroyed, at such other party's expense.

                              (c)  At the request of Parent, from time to
               time following the date hereof and prior to the Closing Date, Purchaser shall permit Parent and/or Seller, their officers, employees, accountants, counsel and other representatives, upon reasonable notice to Purchaser, access to the properties, auditors, officers and books and records of Purchaser as Parent may reasonably request.

                         6.5  Filings and Consents.  Each of Seller and
               Purchaser: (a) shall promptly prepare and make any required filings under the HSR Act and (b) shall use all reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement. Seller and Purchaser will furnish to one another such necessary information and reasonable assistance as may be requested in connection with the preparation of filings or submissions under the HSR Act.

                         6.6  Tax Matters.

                              (a)  Liability of Parent and Seller for
               Taxable Periods Ending On or Before Closing Date. Parent and Seller shall be liable for, and shall indemnify and hold Purchaser harmless against, all Taxes of, or payable by, the Company or the Subsidiaries for any taxable year or taxable period ending on or before the Closing Date, but only to the extent such Taxes exceed the amount of Taxes that have been reserved for on the Unaudited Special-Purpose Balance Sheet, and other than Taxes relating to operations, acts or omissions of Purchaser or the Company that occur after the Closing on the Closing Date. Seller shall file all Tax Returns relating to the Company or the Subsidiaries for any taxable year ending on or before the Closing Date. Seller shall determine the amount of taxable income of the Company and the Subsidiaries on the basis of its permanent records and consistent with the past income tax accounting methods utilized in preparing its prior income tax returns. Such determination shall be binding on Parent, Seller and Purchaser to the extent allowable under applicable law. Notwithstanding the foregoing, Parent and Seller shall have no liability for sales, use or other transfer taxes due by reason of the election to be made with respect to the transactions contemplated by this Agreement under
               Section 338(h)(10) of the Code (or any other election under any similar state or local statute).

                              (b)  Liability of Purchaser for Taxable
               Periods Commencing After Closing Date. Except as otherwise provided in Section 6.6(a), Purchaser and the Company shall be liable for, and shall indemnify and hold Parent and Seller and any of its affiliates harmless against, (i) any and all Taxes of, or payable by, the Company, the Subsidiaries and the Efratom Business Unit for any taxable year or taxable period commencing after the Closing Date, (ii) any sales, use, transfer or other similar Tax arising out of the transfer of the Shares or assets hereunder or the transfer of assets and liabilities to the Company by Parent or (iii) any Taxes relating to operations, acts or omissions of Purchaser, the Company or the Subsidiaries that occur after the Closing on the Closing Date (other than income taxes relating to the election under Section 338(h)(10) of the Code). Purchaser shall file all Tax Returns relating to the Company or the Subsidiaries for any taxable year commencing after the Closing Date.

                              (c)  Taxable Period Commencing Before the
               Closing Date and Ending After the Closing Date. Purchaser shall cause the Company to pay all Taxes of the Company, the Subsidiaries and the Efratom Business Unit for any taxable year or taxable period commencing before and ending after the Closing Date (the "Closing Period") and shall file all Tax Returns relating to the Closing Period. Upon timely notice from the Purchaser, Seller shall pay to the Company prior to the date any payment for Taxes described in this subsection 6.6(c) is due an amount equal to the excess, if any, of (i) the Taxes that would have been due if the Closing Period had ended at the Closing, over (ii) the Taxes for the Closing Period which are described in this subsection 6.6(c) and which have been reserved for on the Unaudited Special-Purpose Balance Sheet or described in the supplemental information thereto.

                              (d)  Refunds or Credits.  Any refunds or
               credits of Taxes for which Parent or Seller is liable pursuant to Section 6.6(a) or (c) shall be solely for the account of Parent or Seller, and, to the extent that such refunds or credits are attributable to Taxes for which Purchaser is liable pursuant to Section 6.6(b) or (c), such refunds or credits shall be solely for the account of Purchaser. Purchaser shall cause the Company promptly to forward to Parent or Seller or to reimburse Parent or Seller for any such refunds or credits due Parent or Seller after receipt thereof by either Purchaser or the Company, and Parent or Seller shall promptly forward to the Company or reimburse the Company for any refunds or credits due the Company after receipt thereof by Parent or Seller of such refunds or credits that are for the account of the Company hereunder.

                              (e)  Mutual Cooperation.  As soon as
               practicable, but in any event within 30 days after Seller's or Purchaser's request, as the case may be, Purchaser shall or shall cause the Company to deliver to Seller, or Seller shall deliver to Purchaser, such information and other data in the possession of Seller, Purchaser or the Company, as the case may be, relating to the Tax Returns and Taxes of the Company and the Subsidiaries, including such information and other data customarily required by Seller or Purchaser, as the case may be, to cause the payment of all Taxes or to permit the preparation of any Tax Returns for which it has responsibility or liability or to respond to audits by any taxing authorities with respect to any Tax Returns or Taxes for which it has any responsibility or liability under this Agreement or otherwise or to otherwise enable Seller or Purchaser, as the case may be, to satisfy its accounting or Tax requirements, and shall make available such knowledgeable employees of the Company or Seller, as the case may be, as Seller or Purchaser may reasonably request. For a period of seven years after the Closing, and, if at the expiration thereof any Tax audit or judicial proceeding is in progress or the applicable statute of limitations has been extended, for such longer period as such audit or judicial proceeding is in progress or such statutory period is extended, each party shall, maintain and make available to the other, on reasonable request, copies of any and all information, books and records referred to in this Section 6.6(e). After such period, any party may dispose of such information, books and records, provided that prior to such disposition such party shall give the other a reasonable opportunity to take possession of such information, books and records.

                              (f)  Contests.  Whenever any taxing
               authority asserts a claim, makes an assessment or otherwise disputes or affects the Tax reporting position of the Company or the Subsidiaries for periods ending on or prior to the Closing Date or the amount of Taxes for which Parent or Seller is or may be liable under this Agreement, Purchaser shall, promptly upon receipt by Purchaser or the Company of notice thereof, inform Parent or Seller, and Parent or Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, but only to the extent such proceedings or determinations affect the Tax reporting position of the Company or the Subsidiaries for periods ending on or prior to the Closing Date or the amount of Taxes for which Seller is liable under this Agreement. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Purchaser is liable under this Agreement, Parent or Seller shall, promptly upon receiving notice thereof, inform Purchaser. Purchaser shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, but only to the extent such proceedings affect solely the amount of Taxes for which Purchaser is liable under this Agreement; provided that neither Parent nor Purchaser or its affiliates shall take any position on any Tax Return or in any contest or proceeding that is inconsistent with this Agreement or a position taken by Parent or Seller and its affiliates (including the Company and the Subsidiaries) with respect to Taxes incurred on or prior to the Closing Date.

                              (g)  Resolution of Disagreements Between
               Seller and Purchaser. If Parent or Seller and Purchaser disagree as to the amount for which each is liable under this Section 6.6, Parent, Seller and Purchaser shall promptly consult with each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within 15 days of the date of consultation, Parent, Seller and Purchaser shall jointly select a Neutral Auditor to act as an arbitrator to resolve all points of disagreement concerning Tax accounting matters with respect to this Agreement. If the parties cannot agree on the selection of a Neutral Auditor within 15 days, then such Neutral Auditor shall be selected in accordance with the procedures set forth in Section 1.4(d).

                              (h)  338 Election.  Seller and its
               affiliates and Purchaser shall on the Closing Date jointly complete and make an election on Form 8023 or in such other manner as may be required by rule or regulation of the Internal Revenue Service under Section 338(h)(10) of the Code, and shall jointly make an election in the manner required under any similar state or local statute as Seller shall designate or as shall be required, concerning the transactions contemplated by this Agreement. Seller shall, with the assistance and cooperation of Purchaser, prepare all Section 338(h)(10) forms required as attachments to Form 8023 (or all forms under similar state or local law) in accordance with applicable Tax laws, and Seller shall deliver such forms and related documents to Purchaser at least 40 days prior to the due date of filing. Purchaser shall deliver to Seller at least 20 days prior to the due date of filing such completed forms as are reasonably requested by Seller and required to be filed under Section 338(h)(10) of the Code (or similar state or local law). Purchaser and Seller shall use their best efforts to agree, as soon as practicable after Closing but in no event later than 60 days following the Closing Date, on the computation of the Modified Aggregate Deemed Sale Price ("MADSP") (as defined under Treasury Regulations) and the allocation of the MADSP among the assets as of the Closing Date. Any disputed aspect of the MADSP shall be resolved in accordance with the dispute resolution procedure of Section 6.6(g) hereof.

                         6.7 WARN Act. Purchaser and Seller agree that for purposes of the United States Worker Adjustment and Retraining Notification Act (the "WARN Act"), the Closing Date shall be the "effective date" as such term is used in the WARN Act. Purchaser acknowledges and represents that it has no present intent to engage in a "mass layoff" or "plant closing" with respect to the Company as defined in the WARN Act. Purchaser agrees that from and after the Closing Date it shall be responsible for any notification required under the WARN Act with respect to the Company and shall indemnify Parent and Seller and hold Parent and Seller harmless from and against all fines and other payments which may become due under the WARN Act with respect to the Company.

                         6.8 Supplements to Disclosure Schedule. From time to time prior to the Closing, Parent, Seller and Purchaser will promptly supplement or amend the sections of the Disclosure Schedule relating to their respective representations and warranties in this Agreement with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in their respective sections of the Disclosure Schedule. Except with respect to a supplement or amendment not objected to in writing by the other party within five business days after receipt thereof, no supplement or amendment by either party shall be deemed to cure any breach of any representation or warranty made in this Agreement by such party or have any effect for the purpose of (i) determining satisfaction by Seller of the conditions set forth in Sections 5.1 and 5.2 hereof or the compliance by Seller with the covenant set forth in
               Section 6.1 hereof or (ii) determining satisfaction by Purchaser of the conditions set forth in Sections 4.1 and
               4.2 hereof or the compliance by Purchaser with the covenant set forth in Section 6.2 hereof. Notwithstanding the foregoing, Purchaser may supplement its Disclosure Schedules for a period of five business days after the date hereof and, subject to Parent's right to terminate this Agreement pursuant to Section 7.1(g) hereof (including as a result of any disclosure contained in any such supplement), such supplement shall be deemed to cure any breach of the representation or warranty to which such supplement relates to the extent that, as so supplemented, such representation or warranty would have been true as of the date hereof.

                         6.9  Intercompany Indebtedness.  Immediately
               prior to the Closing Date, the Company shall extinguish without payment all indebtedness of Parent or Seller to the Company and of the Company to Parent or Seller and all cash balances of the Company and the Subsidiaries as of the close of business on the Closing Date shall be transferred to Seller or Parent. The indebtedness of Efratom Germany to Parent outstanding as of the Closing shall remain outstanding and all of Parent's rights with respect to that portion of such indebtedness that remains outstanding as of the Closing shall be transferred to the Company at or before the Closing.

                         6.10  Covenant to Satisfy Conditions.  Each
               party agrees to use all reasonable efforts to insure that the conditions set forth in Article IV and Article V hereof are satisfied, insofar as such matters are within the control of such party.

                         6.11  Continuation of Employee Welfare and
               Retirement Benefits.

                              (a)  Purchaser covenants and agrees with
               Parent and Seller that immediately after the Closing Date, the Company shall employ all employees employed by the Company, the Subsidiaries or the Efratom Business Unit immediately prior to the Closing Date, including employees on leaves of absence or on short term disability ("Company Employees") and provide the Company Employees and their eligible dependents with welfare benefits and retirement and post-retirement benefits (which shall include any welfare benefits or retirement benefits required by applicable law or regulation or by any agreement with any Company Employee at Efratom Germany) no less favorable than the welfare benefits and retirement and post-retirement benefits provided by Purchaser to similarly situated employees of Purchaser; provided, however, that Purchaser shall provide severance and termination benefits to Company Employees for a period of not less than two (2) years and such benefits shall be no less favorable than those provided to such Company Employees immediately prior to the Closing Date as previously disclosed in writing to Purchaser.

                         All Company Employees shall be given full credit
               in determining participation, eligibility (including eligibility for subsidies), benefit accrual and vesting under any existing or newly established benefit plans and arrangements of the Company or Purchaser for the period during which he or she was employed by Parent, its affiliates, the Company or any predecessor of the foregoing to the extent that any similar benefit plan or arrangement of Parent or the Company uses length of service as a factor in determining participation, benefit accrual or vesting thereunder.

                              (b)  For purposes of computing deductible
               amounts (or similar adjustments with respect to coverage) under any employee welfare benefit plan (including, without limitation, any "employee welfare benefit plans" as defined in Section 3(3) or ERISA), expenses and claims previously recognized for similar purposes under the applicable welfare benefit plan of Seller, Parent, the Company or any affiliate shall be credited or recognized under any comparable plan maintained after the Closing Date by Purchaser or the Company.

                              (c)  From and after the Closing Date,
               Parent shall retain and be responsible for all obligations under any retirement plans maintained by Parent or Seller for the benefit of Company Employees.

                         6.12  Indemnity for Employee Covenants.
               Purchaser agrees to indemnify and hold harmless Parent and Seller from and against any and all claims, proceedings, liabilities, damages, losses, fines, penalties, judgments, costs and expenses (including reasonable attorneys' fees) arising by reason of Purchaser's failure to pay, perform or satisfy its obligations in accordance with the terms of
               Section 6.11 hereof, including, but not limited to, any severance or termination payment claimed by any Company Employee.

                         6.13 Use of "Ball" Name. Purchaser agrees not to use the "Ball" name, trade, trademark name or logo at any time after the Closing Date, except that for a period of up to six (6) months after the Closing Date, to the extent necessary despite Purchaser's good faith efforts, Purchaser may continue to display and use the "Ball" name and logo in connection with the Company solely on a transitional basis and only until appropriate measures can be promptly taken to discontinue such use.

                         6.14  Nasdaq.  Purchaser shall use its best
               efforts to have the Purchaser Shares authorized for inclusion on the Nasdaq National Market System, upon official notice of issuance, as promptly as practicable.

                         6.15  Proxy Statement; Stockholder Approval;
               Financial Statements. (a) Purchaser, acting through its Board of Directors, shall (i) duly call, give notice of, convene and hold a special meeting of stockholders (the "Stockholders Action") as soon as practicable after the date hereof for the purpose of considering and taking action on the issuance of the Purchaser Shares in connection with the transactions contemplated by this Agreement, (ii) subject to its fiduciary duties under applicable law, include in the Proxy Statement distributed to its stockholders in connection with such Stockholders Action the recommendation of the Board of Directors of Purchaser that the stockholders of Purchaser approve the issuance of the Purchaser Shares in connection with the transactions contemplated by this Agreement and (iii) subject to its fiduciary duties under applicable law, use all reasonable efforts to obtain the necessary approvals by its stockholders for the issuance of the Purchaser Shares in connection with the transactions contemplated by this Agreement. Purchaser will promptly prepare and file with the SEC a preliminary proxy statement and related materials and will use all reasonable efforts to cause the Proxy Statement and related materials to be mailed to stockholders of Purchaser as soon thereafter as possible.

                              (b)  Parent and/or Seller shall provide all
               information with respect to the Company, and its business, necessary for inclusion in the Proxy Statement. In addition, Parent and/or Seller shall provide all necessary financial statements required for inclusion in the Proxy Statement and Current Report on Form 8-K to be filed by Purchaser after the Closing. Such financial statements shall be audited to the extent required by the rules and regulations of the SEC.

                         6.16  Consents to Assignment and Release of
               Certain Obligations. Purchaser acknowledges that the assignment of certain contracts to the Company pursuant to the Assignment and Assumption Agreement requires the consent of third parties which have not yet been obtained as of the date hereof. If any such consent is not obtained prior to the Closing and any closing condition with respect to such consent is waived by the parties hereto, Parent and Purchaser will cooperate, in all reasonable respects, to obtain such consent as soon as practicable and, until such consent is obtained, to provide to the Company the benefits under any contract to which such consent relates (with the Company and Purchaser responsible for all the liabilities and obligations thereunder). In particular, in the event that any such consent is not obtained prior to Closing, then the Company and Parent shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the parties the economic and operational equivalent of obtaining such consent and assigning such contract, including enforcement for the benefit of the Company all claims or rights arising thereunder, and the performance by the Company of the obligations thereunder. Purchaser and the Company will use all reasonable efforts following the Closing Date to obtain the release of Parent and Seller from all obligations assigned by Parent or Seller to the Company pursuant to the Assignment and Assumption Agreement form which Parent and Seller have not been released prior to the Closing Date.

                         6.17  Assignments and Novations of Government
               Contracts.

                              (a)  Government Contracts.  As promptly as
               practicable, Parent, the Company and, if necessary, Purchaser will enter into a novation agreement or agreements with the United States Government or any other party with respect to the Government Contracts to the extent so required. Parent, the Company and Purchaser will cooperate fully with each other and will use all reasonable efforts to obtain consents to the assignment, or the novation, of all such Government Contracts, and Parent, the Company and Purchaser hereby agree to use all reasonable efforts to obtain approvals of all required assignments or novations as promptly as practicable; provided, however, that nothing in this Agreement shall require Parent, the Company and Purchaser to pay any consideration or agree to any material modification of the terms of such Government Contracts in order to obtain any such consent, approval or novation.

                              (b)  Performance Under Nonassignee
               Contracts. With respect to any Government Contract that is not assigned to the Company or novated on the Closing Date, the performance obligations of Parent thereunder shall, unless prohibited by such Government Contract, be subcontracted or delegated to the Company and Purchaser pursuant to the terms of a Subcontract Agreement in a form mutually acceptable to Purchaser and Parent (the "Subcontract Agreement").

                              (c)  Assignment After Closing.  If, after
               the Closing Date, Parent, the Company and Purchaser obtain the necessary consent or approval for the assignment or novation of a Government Contract for which an assignment or novation is required, then such Government Contract shall be deemed to be assigned and transferred to the Company promptly after Parent, the Company and Purchaser obtain such consent or approval or effect such a novation.

                              (d)  For purposes of this Agreement,
               "Government Contracts" means any bid, quotation, proposal, contract, agreement, work authorization, lease, commitment or sale or purchase order of the Efratom Business Unit, the Company or the Subsidiaries that is directly, or indirectly through one or more subcontracts, with the United States Government, or any state, local or foreign government, including, among other things, all contracts and work authorizations to supply goods and services to the United States Government, and "United States Government" means the United States Government including any agencies, commissions, branches, instrumentalities and departments thereof.

                         6.18  Exclusivity.  From and after the date
               hereof, none of the Parent, Seller, the Company or any Subsidiary will, directly or indirectly, solicit, initiate, or encourage the submission of or participate in any negotiations or discussions with respect to any proposal or offer from any person relating to the acquisition of the Efratom Business Unit, the Company or any Subsidiary (or all or substantially all of the assets thereof) including any acquisition structured as a merger, consolidation or share exchange. Parent, Seller, the Company or any Subsidiary shall promptly notify Purchaser if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing, and will furnish Purchaser with any information with respect thereto that Purchaser may reasonably request.

                                       ARTICLE VII

                                       TERMINATION

                         7.1  Termination.  This Agreement may be
               terminated and abandoned at any time prior to the Closing:

                              (a)  by the mutual consent of Parent and
               Purchaser;

                              (b)  by either Parent or Purchaser in the
               event the Closing has not occurred on or before March 31, 1995 (the "Cut-Off Date"), unless the failure of such consummation shall be due to the failure of the party seeking to terminate this Agreement to comply in all material respects with the agreements and covenants contained herein to be performed by such party on or before the Cut-Off Date;

                              (c)  by either Parent or Purchaser in the
               event any court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable;

                              (d)  by either Parent or Purchaser in the
               event the stockholders of Purchaser do not approve the issuance of the Purchaser Shares;

                              (e)  by Parent in the event that the
               Average Closing Price is less than $6.25;

                              (f)  by Parent if, within 60 days after the
               date hereof, Purchaser and Wells Fargo or any substitute lender have not entered into a binding credit agreement and any related agreements with respect to the Financing which provides for funding of the full amount of the Financing, subject only to the Closing, their being no material adverse change in Purchaser or the Efratom Business Unit and the completion of other customary documentation;

                              (g)  by Parent at any time within 45 days
               after the date hereof if Parent is not reasonably satisfied with the results of its due diligence investigation of Purchaser;

                              (h)  by Purchaser within 30 days of the
               date hereof if Purchaser is not reasonably satisfied with the results of its "Phase I" environmental survey of the properties of the Efratom Business Unit;

                              (i)  by Purchaser on or before the earlier
               of (i) four weeks after the date hereof or (ii) November 11, 1994 if the first meeting between representatives of Purchaser and representatives of the Efratom Business Unit's largest customer occurs prior to November 11, 1994, if Purchaser is not reasonably satisfied with the status of the Efratom Business Unit's customer relationship with such customer based on the results of any such meeting.

                         7.2 Procedure and Effect of Termination. In the event of the termination and abandonment of this Agreement by Parent or Purchaser pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other party. If the transactions contemplated by this Agreement are terminated as provided herein:

                              (a)  Each party will redeliver all
               documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                              (b)  All confidential information received
               by Purchaser with respect to the business of Parent, the Company or Seller or Subsidiaries shall be treated in accordance with the provisions of the Confidentiality Agreement, dated as of June 24, 1994, between Purchaser and Lehman Brothers Inc. on behalf of Parent (the "Purchaser Confidentiality Agreement"), which shall survive the termination of this Agreement and all confidential information received by Parent, with respect to the business of Purchaser shall be treated in accordance with the provisions of the Confidentiality Agreement, dated as of September 23, 1994, between Purchaser and Parent (the "Parent Confidentiality Agreement") which shall survive the termination of this Agreement; and

                              (c)  No party to this Agreement will have
               any liability under this Agreement to the other except (i) as stated in subparagraphs (a) and (b) of this Section 7.2; (ii) for any willful breach of any provision of this Agreement, (iii) as provided in the Confidentiality Agreement and (iv) as provided in the second sentence of
               Section 9.1 hereof.

                                      ARTICLE VIII

                                     INDEMNIFICATION

                         8.1 Indemnification. None of the provisions of this Section 8.1 shall apply to the claims, obligations, liabilities, covenants and representations regarding Taxes, which shall be governed solely by the terms of
               Section 6.6.

                              (a)  Indemnification by Parent and Seller.
               Subject to the limits set forth in this Section 8.1, Parent and Seller agree to indemnify, defend and hold Purchaser, its officers, directors, agents and affiliates, harmless from and in respect of any and all losses, damages, costs and reasonable expenses (including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals), in each case in excess of $10,000 (collectively, "Losses"), that they may incur arising out of or due to any inaccuracy of any representation (without regard to any qualification as to "Material Adverse Effect" contained therein) or the breach of any warranty, covenant, undertaking or other agreement of Seller contained in this Agreement or the Disclosure Schedule; provided, however, that neither Parent nor Seller shall have any liability to Purchaser as a result of the breach of any representation or warranty to the extent that Purchaser knew that such representation or warranty was untrue or incorrect prior to the Closing Date.

                              (b)  Indemnification by Purchaser.  Subject
               to the limits set forth in this Section 8.1, Purchaser agrees to indemnify, defend and hold Parent and Seller, its officers, directors, agents and affiliates, harmless from and in respect of any and all Losses that they may incur (i) arising out of or due to any inaccuracy of any representation or the breach of any warranty (without regard to any qualification as to "Material Adverse Effect" contained therein), covenant, undertaking or other agreement of Purchaser contained in this Agreement or (ii) arising out of any and all actions, suits, claims and administrative or other proceedings of every kind and nature instituted or pending against Parent or Seller or any of their affiliates at any time before (if listed in Section 2.8 of the Disclosure Schedule as supplemented by Seller through the Closing Date) or after the Closing Date to the extent that such Losses (x) relate to or arise out of or in connection with the assets, businesses, operations, conduct, products and/or employees (including former employees) of the Company, the Subsidiaries or the Efratom Business Unit (including any Losses with respect to all of the agreements and obligations which are assigned to the Company pursuant to the Assignment and Assumption Agreement), whether relating to or arising out of or in connection with occurrences or omissions before or after the Closing Date and (y) do not constitute a breach of Parent's or Seller's representations and warranties (without regard to any qualifications as to "Material Adverse Effect" contained therein) in, or a default in the performance of any of Parent's or Seller's covenants under, this Agreement; provided, however, that Purchaser shall have no liability to Parent or Seller as a result of the breach of any representation or warranty to the extent that Parent or Seller knew that such representation or warranty was untrue or incorrect prior to the Closing Date.

                              (c)  Survival of Representations and
               Warranties. The several representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing Date and will remain in full force and effect thereafter for a period of 18 months from the Closing Date; provided, however, that the representations and warranties contained in Section 2.11 and 3.10 shall survive for seven years after the Closing Date and the representations and warranties contained in Sections 2.2, 2.3, 2.9, 3.2 and 3.8 shall survive indefinitely; provided, further, that such representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 8.1(d) hereof. Anything to the contrary contained herein notwithstanding, neither party shall be entitled to recover from the other with respect to any inaccuracy or breach of any representation or warranty unless and until the total of all claims for indemnity or damages with respect to any inaccuracy or breach of any such representations or warranties, whether such claims are brought under this Section 8.1 or otherwise, exceeds $500,000 and then only for the amount by which such claims for indemnity or damages exceed $500,000; provided, however, that no party shall be entitled to recover from the other more than $15 million in the aggregate pursuant to this Section 8.1.

                              (d)  Notice and Opportunity to Defend.  If
               there occurs an event which a party asserts is an indemnifiable event pursuant to Section 8.1(a) or 8.1(b), the party seeking indemnification shall notify the other party obligated to provide indemnification (the "Indemnifying Party") promptly. If such event involves
               (i) any claim or (ii) the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such party seeking indemnification and, after notice from the Indemnifying Party to such party seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party in connection with the defense thereof. The party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability. The party seeking indemnification shall have the right to participate at its own expense in the defense of such asserted liability. In no event shall an Indemnifying Party be liable for any settlement effected without its consent nor shall an Indemnifying Party settle any claim without the consent of the indemnified party, which consent shall not be unreasonably withheld.

                              (e)  Adjustment for Insurance and Taxes.
               The amount which an Indemnifying Party is required to pay to, for or on behalf of any other party (hereinafter referred to as an "Indemnitee") pursuant to this Section
               8.1 shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or on behalf of such Indemnitee in reduction of the related indemnifiable loss (the "Indemnifiable Loss") and (ii) to take account of any tax benefit realized as a result of any Indemnifiable Loss. Amounts required to be paid, as so reduced, are hereafter sometimes called an "Indemnity Payment." If an Indemnitee shall have received or shall have had paid on its behalf an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive insurance proceeds in respect of such Indemnifiable Loss, or realize any tax benefit as a result of such Indemnifiable Loss, then the Indemnitee shall pay to the Indemnifying Party the amount of such insurance proceeds or tax benefit or, if lesser, the amount of the Indemnity Payment.

                                       ARTICLE IX

                                      MISCELLANEOUS

                         9.1  Fees and Expenses.  Except as set forth
               below, Seller shall bear its own expenses (and any expenses of the Company prior to Closing) and Purchaser shall bear its own expenses (and any expenses of the Company after Closing) in connection with the negotiation and consummation of the transactions contemplated by this Agreement and each of Seller and Purchaser shall bear the fees and expenses of any broker or finder retained by such party in connection with the transactions contemplated herein. Notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 7.1(d) or pursuant to Section 7.1(b) and the condition set forth in
               Section 5.9 has not been satisfied or if this Agreement is terminated pursuant to Section 7.1(f) or pursuant to
               Section 7.1(b) and the condition set forth in Section 5.11 has not been satisfied, then Purchaser shall promptly pay to Parent $400,000 cash.

                         9.2  Governing Law.  This Agreement shall be
               construed under and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

                         9.3  Amendment.  This Agreement may not be
               amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                         9.4 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto.

                         9.5 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

                         9.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery, by telex, telecopier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

                         If to Purchaser:

                              Datum Inc.
                              1363 South State College Blvd.
                              Anaheim, California  92806-5790
                              (714) 533-8772 (telecopier)
                              (714) 533-6333 (telephone)
                              Attention:  Mr. Louis B. Horwitz

                         with a copy to:

                              Stradling, Yocca, Carlson & Rauth
                              660 Newport Center Drive, Suite 1600
                              Newport Beach, CA  92660
                              (714) 725-4100 (telecopier)
                              (714) 725-4000 (telephone)
                              Attention:  Lawrence B. Cohn

                         If to Seller:

                              Efratom Holding, Inc.
                              9300 West 108th Circle
                              Broomfield, CO  80021
                              (303) 460-2674 (telecopier)
                              (303) 469-5511 (telephone)
                              Attention:  General Counsel

                         With a copy to:

                              Skadden, Arps, Slate, Meagher & Flom
                              333 West Wacker Drive
                              Chicago, Illinois  60606
                              (312) 407-0411 (telecopier)
                              (312) 407-0700 (telephone)
                              Attention:  Charles W. Mulaney, Jr.

               or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

                         9.7 Complete Agreement. This Agreement, the Purchaser Confidentiality Agreement, the Parent Confidentiality Agreement, the Stockholders Agreement and the other documents and writings referred to herein or delivered pursuant hereto or concurrently herewith contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                         9.8  Counterparts.  This Agreement may be
               executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                         9.9  Publicity.  Parent and Purchaser will
               consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall use reasonable efforts to consult in good faith with the other party before issuing any such publication or press release.

                         9.10 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                         9.11  Knowledge.  For purposes of this
               Agreement, the term "knowledge" means, with respect to Purchaser, the knowledge of any elected corporate executive officer of Purchaser and, with respect to Parent, Seller or the Company, the knowledge of any elected corporate executive officer of Parent or any officer having a title of vice president or higher of the Efratom Business Unit.

                         9.12  Severability.  Any provision of this
               Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                         9.13 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

                         IN WITNESS WHEREOF, each of Purchaser, Parent
               and Seller have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                             EFRATOM HOLDING, INC.

                                             By  /s/ DONALD C. LEWIS
                                                Name:  Donald C. Lewis
                                                Title: Vice President and
                                                         Assistant Secretary

                                             BALL CORPORATION

                                             By /s/ R. DAVID HOOVER
                                                Name:  R. David Hoover
                                                Title: Senior Vice President
                                                         and Chief Financial
                                                         Officer

                                             DATUM INC.

                                             By /s/ LOUIS B. HORWITZ
                                                Name:  Louis B. Horwitz
                                                Title: Chairman and President